UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2009 (February 25, 2009)

THE NASDAQ OMX GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York	10006
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2009, The NASDAQ OMX Group, Inc. (the “Company”) announced that David P. Warren, Executive Vice President and Chief Financial Officer, has resigned as Chief Financial Officer effective July 2009. Beginning in July, Mr. Warren will oversee a transition period with Adena T. Friedman who will assume the role of Chief Financial Officer. Mr. Warren will remain with the Company through December 2009.

Adena T. Friedman, age 39, currently serves as Executive Vice President of Corporate Strategy and Global Data Products. In her role as head of Corporate Strategy, her responsibilities include identifying and developing strategic opportunities, including mergers and acquisitions. Ms. Friedman led the team responsible for the combination with OMX AB and oversaw the acquisition of INET, as well as NASDAQ’s launch of the Closing Cross, a successful price discovery mechanism for the market close. Ms. Friedman also oversees a key business unit, Global Data Products, which is focused on global dissemination of market information and analytical tools to support and provide market transparency for securities traded through NASDAQ OMX exchanges. Prior to the combination with OMX in February 2008, Ms. Friedman served as Executive Vice President of Data Products since January 2002 and head of Corporate Strategy since October 2003. Ms. Friedman also has held a variety of other positions at the Company, including Senior Vice President of Nasdaq Data Products. Ms. Friedman joined the Company in 1993.

A copy of the press release announcing the resignation of Mr. Warren and the appointment of Ms. Friedman is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release dated February 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2009	THE NASDAQ OMX GROUP, INC.

	By:	/s/ Edward S. Knight
Edward S. Knight
Executive Vice President and General Counsel